UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Biodel Inc.
(Name of Issuer)
Common Stock, $0.01 par value per share
(Title of Class of Securities)
09064M105
(CUSIP Number)
November 9, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☑ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	09064M105

1	NAMES OF REPORTING PERSONS Moab Partners, L.P. 20-4092810

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 2 of 10 Pages

CUSIP No.	09064M105

1	NAMES OF REPORTING PERSONS Moab Capital Partners, LLC 20-4093001

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

Page 3 of 10 Pages

CUSIP No.	09064M105

1	NAMES OF REPORTING PERSONS Michael M. Rothenberg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN, HC

Page 4 of 10 Pages

CUSIP No.	09064M105

1	NAMES OF REPORTING PERSONS David A. Sackler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN, HC

Page 5 of 10 Pages

CUSIP No.	09064M105
This Amendment No. 2 to Schedule 13G amends the Schedule 13G filed originally on January 23, 2009, and as amended by Amendment No.1 to the Schedule 13D filed on February 16, 2010, by Moab Partners, L.P. (“Moab L.P.”), Moab Capital Partners, LLC (“Moab LLC”), Mr. Michael M. Rothenberg and Mr. David A. Sackler (collectively, the “Reporting Persons”, and each, a “Reporting Person”), in respect of the Common Stock, $0.01 par value per share, of Biodel Inc. (the “Shares”).
Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Moab L.P.
(a)	Amount Beneficially Owned:

-0-

(b)	Percent of class:

-0-%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

-0-

(ii)	Shared power to vote or to direct the vote:

-0-

(iii)	Sole power to dispose or to direct the disposition of:

-0-

(iv)	Shared power to dispose or to direct the disposition of:

-0-
Moab LLC
(a)	Amount Beneficially Owned:

-0-

(b)	Percent of class:

-0-

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

-0-

Page 6 of 10 Pages

CUSIP No.	09064M105
(ii)	Shared power to vote or to direct the vote:

-0-

(iii)	Sole power to dispose or to direct the disposition of:

-0-

(iv)	Shared power to dispose or to direct the disposition of:

-0-
Michael M. Rothenberg
(a)	Amount Beneficially Owned:

-0-

(b)	Percent of class:

-0-%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

-0-

(ii)	Shared power to vote or to direct the vote:

-0-

(iii)	Sole power to dispose or to direct the disposition of:

-0-

(iv)	Shared power to dispose or to direct the disposition of:

-0-
David A. Sackler
(a)	Amount Beneficially Owned:

-0-

(b)	Percent of class:

-0-%

(c)	Number of shares as to which the person has:

Page 7 of 10 Pages

CUSIP No.	09064M105
(i)	Sole power to vote or to direct the vote:

-0-

(ii)	Shared power to vote or to direct the vote:

-0-

(iii)	Sole power to dispose or to direct the disposition of:

-0-

(iv)	Shared power to dispose or to direct the disposition of:

-0-
Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☑.

Page 8 of 10 Pages

CUSIP No.	09064M105
Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: November 23, 2010

MOAB PARTNERS, L.P.
By:	/s/ Michael M. Rothenberg
	Name:	Michael M. Rothenberg
	Title:	Managing Director

MOAB CAPITAL PARTNERS, LLC
By:	/s/ Michael M. Rothenberg
	Name:	Michael M. Rothenberg
	Title:	Managing Director

/s/ Michael M. Rothenberg
Michael M. Rothenberg

/s/ David A. Sackler
David A. Sackler

Page 9 of 10 Pages

CUSIP No.	09064M105

Exhibit A
Joint Filing Agreement Pursuant to Rule 13d-1
This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.
Dated: November 23, 2010

MOAB PARTNERS, L.P.
By:	/s/ Michael M. Rothenberg
	Name:	Michael M. Rothenberg
	Title:	Managing Director

MOAB CAPITAL PARTNERS, LLC
By:	/s/ Michael M. Rothenberg
	Name:	Michael M. Rothenberg
	Title:	Managing Director

/s/ Michael M. Rothenberg
Michael M. Rothenberg

/s/ David A. Sackler
David A. Sackler

Page 10 of 10 Pages